As filed with the Securities and Exchange Commission on December 4, 2020

Registration No. 333-235507

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-1

on

Form S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BIOMX INC.

(Exact name of registrant as specified in its charter)

Delaware	82-3364020
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7 Pinhas Sapir St., Floor 2
Ness Ziona, Israel 7414002
Telephone: (+972) 72-394-2377
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan Solomon

Chief Executive Officer
7 Pinhas Sapir St., Floor 2
Ness Ziona, Israel 7414002
Telephone: (+972) 72-394-2377
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Howard E. Berkenblit, Esq. Sullivan & Worcester LLP One Post Office Square Boston MA 02109 Tel: (617) 338-2800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement on Form S-3 constitutes a post-effective amendment to our registration statement on Form S-1, as amended (Registration No. 333-235507) (the “Form S-1”). The Form S-1 was declared effective on January 3, 2020.  We are filing this post-effective amendment on Form S-3 for the purpose of converting the registration statement on Form S-1 into a Registration Statement on Form S-3 because we are eligible to use Form S-3.  This registration statement on Form S-3 contains an updated prospectus relating to the shares and warrants that were registered for resale on the registration statement on Form S-1.

All filing fees payable in connection with the registration of the shares and warrants registered by the registration statement on Form S-1 were previously paid by the registrant. No additional securities are registered hereby.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 4, 2020.

PROSPECTUS

BIOMX INC.

Resale of 22,023,881 Shares of Common Stock and

2,900,000 Warrants to Purchase Common Stock

This prospectus relates to the resale by the selling security holders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of up to 22,023,881 shares of our common stock, par value $0.0001 per share (“Common Stock”), which consist of (a) 3,500,000 shares of Common Stock that may be issued upon the exercise of 7,000,000 warrants (the “Public Warrants”) originally sold as part of the units offered in our initial public offering (the “IPO”) and which entitle the holder to purchase one-half (1/2) of a share of Common Stock at an exercise price of $11.50 per whole share of Common Stock, (b) 2,900,000 shares of Common Stock that may be issued upon the exercise of 2,900,000 warrants (the “Private Placement Warrants,” and together with the Public Warrants, the “Warrants”) issued in a private placement that closed simultaneously with the consummation of the IPO, which entitle the holder to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, (c) 13,886,381 shares of Common Stock issued in a private placement in connection with the consummation of the Business Combination (as defined below) and (d) 1,737,500 shares of Common Stock sold in one or more private placements prior to the IPO. In addition, this prospectus relates to the resale by the Selling Securityholders of up to 2,900,000 Private Placement Warrants.

The shares of Common Stock and the Private Placement Warrants that may be sold by the Selling Securityholders are collectively referred to in this prospectus as the “Offered Securities.” We will not receive any of the proceeds from the sale by the Selling Securityholders of the Offered Securities. We will receive the proceeds from the exercise of the Warrants for cash, but not from the sale of the underlying shares of Common Stock. See “Use of Proceeds” on page 10 of this prospectus. We will bear all costs, expenses and fees in connection with the registration of the Offered Securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of the Offered Securities, except as otherwise expressly set forth under “Plan of Distribution” beginning on page 17 of this prospectus.

This prospectus describes the general manner in which the Offered Securities may be offered and sold. If necessary, the specific manner in which the Offered Securities may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein before you invest in any of our securities.

The Selling Securityholders may offer, sell or distribute Offered Securities publicly or through private transactions. If the Selling Securityholders use underwriters, dealers or agents to sell Offered Securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds the Selling Securityholders expect to receive from that sale will also be set forth in a prospectus supplement.

Our Common Stock and Public Warrants are currently quoted on the NYSE American Stock Market (“NYSE American”), under the symbols “PHGE” and “PHGE.WS,” respectively. Our Common Stock is also traded on the Tel Aviv Stock Exchange, or TASE, under the symbol “PHGE.” On November 30, 2020, the last reported sale price of our Common Stock on NYSE American was $6.20 per share and the last reported price of the Public Warrants was $0.70 per warrant.

We are an “emerging growth company” under applicable federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk.

See “Risk Factors” on page 6 for a discussion of information that should be considered in connection with the ownership of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of the prospectus is                               , 2020.

You should rely only on the information contained in this prospectus or a supplement to this prospectus, including the information incorporated herein by reference. Neither we nor the selling security holders have authorized anyone to provide you with different information. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any supplement to this prospectus, whether or not incorporated herein by reference, is accurate as of any date other than the date indicated in those documents.

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PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read this entire prospectus carefully, as well as any information incorporated herein by reference, including the information under “Risk Factors” and our financial statements and the related notes, before investing.

Unless otherwise stated in this prospectus, references to:

●	“IPO” means our initial public offering of Public Units;

●	“management” or “management team” means our executive officers and directors;

●	“Private Placement Warrants” means the warrants initially issued to the Sponsor in a private placement that occurred simultaneously with the closing of the IPO and thereafter distributed by the Sponsor to the Selling Securityholders listed in the Selling Securityholders section in this prospectus;

●	“Public Shares” means shares of our Common Stock sold as part of the Public Units;

●	“Public Stockholders” means the holders of our Public Shares, including our initial stockholders and members of our management team to the extent our initial stockholders and/or members of our management team purchased Public Shares, provided that each initial stockholder’s and member of our management team’s status as a “public stockholder” shall only exist with respect to such Public Shares;

●	“Public Units” means the units originally sold in our IPO;

●	“Public Warrants” means the warrants sold as part of the Public Units;

●	“Sponsor” means Chardan Investments, LLC; and

●	“Warrants” means our redeemable warrants, which include the Public Warrants as well as the Private Placement Warrants to the extent they are no longer held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

Throughout the prospectus, we refer to the special purpose acquisition company, Chardan Healthcare Acquisition Corp. prior to the Closing Date (defined below), as the “Company.”  Following consummation of the Business Combination, the “Company,” and references to “we,” “us,” or similar such references should be understood to be references to the combined company, BiomX Inc. When this prospectus references “BiomX” and describes the business of BiomX, it refers to the business of BiomX Ltd., the Israeli entity, prior to the consummation of the Business Combination.  Following the date of the Business Consummation, references to “BiomX” should be understood to reference BiomX Inc. Given that the Business Combination is accounted for as a reverse merger, as described in more detail below, and the accounting acquirer is BiomX Inc., the post-Business Combination financial statements incorporated by reference in this prospectus show the consolidated balances and transactions of the Company and BiomX as well as comparative financial information of BiomX (the acquirer for accounting purposes).

Our Company

The Company was incorporated as a blank check company on November 1, 2017, under the laws of the State of Delaware, for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities, which we refer to as a “target business.” Our efforts to identify a prospective target business were not limited to any particular industry or geographic location.

In March 2018, the Sponsor purchased 1,437,500 shares of Common Stock for an aggregate purchase price of $25,000 in connection with the Company’s organization. On September 14, 2018, we effected a 1.4 for 1 dividend in the nature of a stock split that resulted in there being an aggregate of 2,012,500 shares outstanding (resulting in a purchase price of approximately $0.012 per share). Because these offers and sales were made to a single purchaser in a transaction not involving a public offering, the shares were issued in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

On December 18, 2018, we consummated the IPO of 7,000,000 Public Units. The Public Units sold in the IPO were sold at an offering price of $10.00 per Public Unit, generating total gross proceeds of $70,000,000. The Public Units each consists of one Public Share and one Public Warrant to purchase one-half of a share of Common Stock, with every two Public Warrants entitling the holder to purchase one share of Common Stock for $11.50 per full share. Chardan Capital Markets, LLC, an affiliate of the Sponsor, acted as sole book-running manager of the IPO. The Public Units, Public Shares and Public Warrants were registered under the Securities Act on a registration statement on Form S-1 (No. 333-228533). The SEC declared the registration statement effective on December 13, 2018. We granted the underwriters a 45-day option to purchase up to 1,050,000 additional Public Units to cover over-allotments at the IPO price, less the underwriting discounts and commissions. The overallotment option expired unexercised on February 4, 2019.

Simultaneous with the consummation of the IPO, we consummated the private placement of an aggregate of 2,900,000 Private Placement Warrants, each exercisable to purchase one share of Common Stock for $11.50 per share, to Mountain Wood, LLC, an affiliate of the Sponsor, at a price of $0.40 per Private Placement Warrant, generating total proceeds of $1,160,000. The issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. These Private Placement Warrants are identical to the Public Warrants underlying the Public Units sold in the IPO, except that the Private Placement Warrants are not transferable, assignable or salable until after the completion of a business combination, subject to certain limited exceptions, and each Private Placement Warrant is exercisable for one share of Common Stock while the Public Warrants are exercisable for one-half (1/2) of a share of Common Stock. Additionally, the Private Placement Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees.

After deducting the underwriting discounts, offering expenses, and commissions from the IPO and the sale of the Private Placement Warrants, a total of $70,000,000 was deposited into a trust account established for the benefit of the Public Stockholders, and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

On October 28, 2019 (the “Closing Date”), the Company and BiomX Ltd., an Israeli company (“BiomX”), consummated a business combination pursuant to a merger agreement dated as of July 16, 2019 and amended as of October 11, 2019 (the “Merger Agreement”) by and among the Company, BiomX, CHAC Merger Sub Ltd., an Israeli company and wholly owned subsidiary of the Company (“Merger Sub”) and Shareholder Representative Services LLC (“SRS”), solely in its capacity as the stockholders’ representative thereunder. Pursuant to the Merger Agreement, among other things, Merger Sub merged with and into BiomX, with BiomX continuing as the surviving entity and a wholly-owned subsidiary of the Company (the “Business Combination”).

As of the Closing Date, all of the issued and outstanding shares and other equity interests in and of BiomX immediately prior to the consummation of the Business Combination were canceled, and, in consideration therefor, the Company issued (or reserved for issuance) 16,625,000 shares of the Company’s Common Stock or vested options or warrants to purchase Common Stock to BiomX vested security holders. Additional shares of Common Stock were reserved for issuance in respect of options to purchase ordinary shares of BiomX that were issued, outstanding and unvested immediately prior to the Closing Date.

In addition, the Company also agreed to issue the following number of additional shares of Common Stock, in the aggregate, to the BiomX stockholders on a pro rata basis, subject to the Company’s achievement of the conditions specified below following the Closing Date:

●	2,000,000 additional shares of the Company’s Common Stock if the daily volume weighted average price of the Company’s Common Stock in any 20 trading days within a 30 trading day period prior to January 1, 2022 is greater than or equal to $16.50 per share;

●	2,000,000 additional shares of the Company’s Common Stock if the daily volume weighted average price of the Company’s Common Stock in any 20 trading days within a 30 trading day period prior to January 1, 2024 is greater than or equal to $22.75 per share; and

●	2,000,000 additional shares of the Company’s Common Stock if the daily volume weighted average price of the Company’s Common Stock in any 20 trading days within a 30 trading day period prior to January 1, 2026 is greater than or equal to $29.00 per share.

BiomX

BiomX is an Israeli company formed on March 3, 2015. BiomX is a clinical company developing products using both natural and engineered phage technologies designed to target and destroy bacteria that affect the appearance of skin, as well as harmful bacteria in chronic diseases, such as inflammatory bowel disease (“IBD”), primary sclerosing cholangitis, Cystic Fibrosis (“CF”), atopic dermatitis and colorectal cancer. Bacteriophage or phage are viruses that target bacteria and are considered inert to mammalian cells. By developing proprietary combinations of naturally occurring phage and by creating novel phage using synthetic biology, we develop phage-based therapies intended to address large-market and orphan diseases.

Since inception in 2015, we have devoted substantially all our resources to organizing and staffing the company, raising capital, acquiring rights to or discovering product candidates, developing our technology platforms, securing related intellectual property rights and conducting discovery, research and development activities for our product candidates. We do not have any products approved for sale, our products are still in the preclinical and clinical development stages, and we have not generated any revenue from product sales. As we move our product candidates from preclinical to clinical stage and continue with clinical trials, we expect our expenses to increase.

On November 12, 2020, we announced our new BOLT (“BacteriOphage Lead to Treatment”) research and development platform. The BOLT platform enables us to rapidly develop, manufacture and formulate phage therapy candidates targeting particular pathogenic bacteria and incorporates our experience over the past five years with process refinement and implementation of technological advancements. The BOLT platform is unique, employing cutting edge capabilities across disciplines including computational biology, microbiology, phage synthetic engineering, unique assay development, manufacturing and formulation, to allow agile and efficient development of phage therapies. For a given indication, the platform will allow for the completion of a clinical proof of concept study in patients, meaning Phase 2 results, within approximately 12-18 months from project initiation (in certain indications the length of clinical proof of concept may be longer depending on the indication, identity of target bacteria, recruitment rate, cohort size and other factors). The ability to move quickly into clinical development is also driven by the strong safety profile of naturally-occurring phage, as corroborated by regulatory guidance we received from the FDA relating to our IBD program, allowing us to bypass preclinical safety studies and studies in healthy volunteers and to proceed directly to patient studies. The platform allows generation of personalized phage treatments, tailored to target specific bacterial strains in a given patient, allowing us to conduct an initial clinical proof of concept study in patients (Phase 2 results) within approximately 12-18 months of project initiation for many indications, and, in parallel, also the development of an optimized phage therapy candidate with a fixed composition optimized for the treatment of a specific indication for the overall patient population. We are initially utilizing the BOLT platform in our cystic fibrosis and atopic dermatitis programs.

BiomX’s approach is driven by the convergence of several factors: rapidly increasing understanding of phage, including the links between phage behaviors and their genomes; growing evidence that harmful bacteria are present and involved in chronic diseases, such as IBD, that could, in principle, be treated with phage; as well as by a growing number of anecdotal reports from different academic centers of successful compassionate use administration of phages to seriously ill patients who were unresponsive to other therapies. BiomX believes its phage therapeutic product candidates have the ability to treat conditions and diseases by precisely targeting pathogenic bacteria without disrupting other bacteria or the healthy microbiota.

BiomX’s goal is to develop multiple products based on the ability of phage to precisely target components of the microbiome and on BiomX’s ability to screen, identify and combine different phage, both naturally occurring and created using synthetic engineering, to develop these treatments.

Clinical Developments

On November 12, 2020, we announced initiation of a new phage therapy program in CF addressing chronic respiratory infections caused by Pseudomonas aeruginosa, a main contributor to morbidity and mortality in these patients. Subject to our preparation and submission of an investigational new drug application, or IND, that must take effect, Phase 2 results of a proof of concept clinical study evaluating safety and efficacy in patients are expected in the fourth quarter of 2021.

On November 12, 2020, we also announced the initiation of a new program for development of a topically administered phage-based product targeting Staphylococcus aureus, a bacterium linked to the development and exacerbation of inflammation in atopic dermatitis. Subject to our preparation and submission of an IND that must take effect, Phase 2 results of a proof of concept clinical study evaluating safety and efficacy in patients are expected in the first half of 2022.

Risk Factors

There are a number of risks related to our business and our Common Stock that you should consider before making an investment decision. You should carefully consider all the information presented in the section entitled “Risk Factors” on page 6 of this prospectus and the other information contained and incorporated by reference in this prospectus.

Presentation of Financial and Operating Data

The Business Combination was accounted for as a “reverse merger” in accordance with generally accepted accounting principles in the United States (“GAAP”). Under this method of accounting, the Company was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the assumption that BiomX’s stockholders are holding a majority of the voting power of the Company, BiomX’s operations comprise the ongoing operations of the Company, BiomX’s designees comprise a majority of the governing body of the Company, and BiomX’s senior management comprise the senior management of the Company. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of a capital transaction in which BiomX is issuing stock for the net assets of the Company. The post-acquisition financial statements of the Company are incorporated by reference in this prospectus and show the consolidated balances and transactions of the Company and BiomX as well as comparative financial information of BiomX (the acquirer for accounting purposes).

Corporate Information

The mailing address of our principal executive office is 7 Pinhas Sapir St., Floor 2, Ness Ziona, Israel 7414002 and the telephone number is (+972) 72-394-2377. The website address is www.biomx.com. The information found on the website is not part of, and is not incorporated into, this prospectus.

THE OFFERING

Common Stock offered by the Selling Securityholders	We are registering 22,023,881 shares of Common Stock to be offered from time to time by the Selling Securityholders, which consists of: (i) 3,500,000 shares of Common Stock that may be issued upon the exercise of Public Warrants, (ii) 2,900,000 shares of Common Stock that may be issued upon the exercise of the Private Placement Warrants, (iii) 13,886,381 shares of Common Stock issued in a private placement in connection with the consummation of the Business Combination and (iv) 1,737,500 shares of Common Stock sold in one or more private placements prior to the IPO.

Private Placement Warrants offered by certain Selling Securityholders	We are registering 2,900,000 Private Placement Warrants to be offered from time to time by certain Selling Securityholders. Each Private Placement Warrant entitles the holder to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, subject to adjustment as set forth in the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us.

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the Common Stock and Warrants, registered under this prospectus for resale. For additional information concerning the offering, see “Plan of Distribution” beginning on page 17.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in “Risk Factors” on page 6.

Use of proceeds	We will not receive any of the proceeds from the sale of Offered Securities by the Selling Securityholders. However, we will receive proceeds of $40,250,000 from the exercise of the Public Warrants if they are all exercised for cash at an exercise price of $11.50 per share of Common Stock. If the Private Placement Warrants are no longer held by the initial purchasers or their affiliates, we will redeem such Private Placement Warrants and we will also receive proceeds of $33,350,000 from the exercise of the Private Placement Warrants if they are all exercised for cash at an exercise price of $11.50 per share of Common Stock. We intend to use any such proceeds for research and product development activities, clinical trial activities, manufacturing for clinical trials and for preparing our product candidates for commercialization, marketing and business development, investment in capital equipment and infrastructure and for working capital and other general corporate purposes.

Trading market and symbol	The Company’s Common Stock and Warrants trade on the NYSE American under the symbols “PHGE” and “PHGE.WS,” respectively. The Company’s Common Stock is also traded on the TASE, under the symbol “PHGE.”

RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider before you decide to purchase our securities the risks, uncertainties and assumptions discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, our Current Report on Form 8-K filed with the SEC on December 4, 2020, which are incorporated herein by reference, as updated or superseded by the risks and uncertainties described under similar headings in other documents that are filed after the date thereof and incorporated by reference into this prospectus. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our Common Shares and Warrants. Refer to “Cautionary Statement Regarding Forward-Looking Statements.”

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Summary of Risk Factors

The summary below provides an overview of many of the risks we face. Consistent with the foregoing, the risks we face include, but are not limited to, the following:

●	We are a development clinical-stage company with limited operating history, we have never generated any revenue from product sales and may never be profitable. We anticipate that our expenses will increase significantly and we will continue to incur increasing and significant losses for the foreseeable future.

●	We will need to raise additional capital in the future to support our operations which may not be available at terms that are favorable to us and might cause significant dilution to our stockholders.

●	We are seeking to develop product candidates using phage technology, an approach for which it is difficult to predict the potential success and time and cost of development. To our knowledge, no bacteriophage has thus far been approved as a drug in the United States or in the European Union.

●	Our product candidates must undergo clinical testing which may fail to demonstrate the requisite safety and tolerability for cosmetics, safety and efficacy for drug products, or safety, purity, and potency for biologics, and any of our product candidates could cause adverse effects, which would substantially delay or prevent regulatory approval and/or commercialization.

●	The COVID-19 pandemic may adversely affect our business, including our clinical trials.

●	If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals for our product candidates for therapeutic indications, we will not be able to commercialize, or will be delayed in commercializing them.

●	Regulatory requirements for development of our product candidates are uncertain and evolving. Changes in these laws or the current interpretation or application of these laws would have a significant adverse impact on our ability to develop and commercialize our product candidates. Our success is also largely dependent on a broad degree of market acceptance of our product candidates and, in the case of drug products, physician adoption and use, which are necessary for commercial success.

●	Initiating, managing and completing clinical trials entails many risks, including in enrolling patients, non-performance of third parties we rely on to manage and perform clinical trials, delays and adverse effects. Even if successfully completed, results from clinical studies may not be replicated in subsequent clinical trials.

●	If our competitors are able to develop and market products that are more effective, safer or more affordable than ours, or obtain marketing approval before we do, our commercial opportunities may be limited.

●	Legal requirements as well as ethical and social concerns about synthetic biology and genetic engineering could limit or prevent the use of our technologies and limit our revenues.

●	There is a substantial risk of product liability claims in our business. If we do not obtain sufficient liability insurance, a product liability claim could result in substantial liabilities to us.

●	Failure to comply with health and data protection laws and regulations could lead to claims, government enforcement actions, regulatory actions, private litigation and/or adverse publicity. In addition, our business and operations might be adversely affected by security breaches, including any cybersecurity incidents.

●	Our relationships with healthcare providers, physicians and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and other consequences.

●	Even if we receive regulatory approval of any product candidates for therapeutic indications, we will be subject to ongoing regulatory compliance obligations and continued regulatory review as well as unfavorable health care legislative and regulatory reform measures. Additionally, any of our product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal, and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our product candidates.

●	We are highly dependent on intellectual property licensed from third parties, collaborations with third parties in research and development and manufacturing of our clinical supply of product candidates. Termination or limitation of any of these licenses as well as third party collaborations could result in the loss of significant rights and materially harm our business.

●	We are dependent on patents and proprietary technology such as trade secrets and other forms of non-patent intellectual property protection. If we fail to adequately protect this intellectual property our ability to commercialize products could suffer. If we infringe the rights of third parties, we could be prevented from selling products, forced to pay damages and/or royalties, and forced to defend against litigation which might be very expensive to us.

●	We rely on our BOLT proprietary product platform to develop our phage therapies. Our competitive position could be materially harmed if our competitors develop similar platforms and develop rival product candidates.

●	Because our headquarters and principal facilities are located in the State of Israel, we are exposed to potential political, economic and military instability in Israel that might adversely affect us.

●	We have received, and may continue to receive, Israeli and other governmental grants to assist in the funding of our research and development activities. If we lose such funding we may encounter difficulties in the funding of future research and development. In addition, such Israeli government grants restrict our ability to manufacture products and transfer technology outside of Israel and require us to satisfy specified conditions. If we fail to satisfy such conditions, we may be required to refund grants, together with interest and penalties.

●	We incur significant costs operating as a public company, including significant management attention to maintaining and improving our internal control over financial reporting and the requirements of being a public company which may, among other things, strain our resources and divert management’s attention.

●	Exchange rate fluctuations between the U.S. Dollar, the New Israeli Shekel, the Euro and other foreign currencies, may negatively affect our future revenues and expenses.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and the documents we incorporate by reference herein or therein that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws.  Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as “believes,” “intends,” “plans,” “expects,” “may,” “will,” “should,” “estimates,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, and similar expressions are intended to identify forward-looking statements.  We remind readers that forward-looking statements are merely predictions and therefore inherently subject to uncertainties and other factors and involve known and unknown risks that could cause the actual results, performance, levels of activity, or our achievements, or industry results, to be materially different from any future results, performance, levels of activity, achievements or industry results, expressed or implied by such forward-looking statements.  Such forward-looking statements include, among other statements, statements regarding the following:

●	our limited operating history;

●	the ability to generate revenues, and raise sufficient financing to meet working capital requirements;

●	the unpredictable timing and cost associated with our approach to developing product candidates using phage technology;

●	the impact of the COVID-19 pandemic on general economic conditions, our operations, the continuity of our business, including our preclinical and clinical trials and our ability to raise additional capital;

●	the U.S. Food and Drug Administration’s (“FDA”) classification of our BX001 product candidate for acne-prone skin as a drug or cosmetic and the impact of changing regulatory requirements on our ability to develop and commercialize BX001;

●	obtaining FDA acceptance of any non-U.S. clinical trials of product candidates;

●	the ability to pursue and effectively develop new product opportunities and acquisitions and to obtain value from such product opportunities and acquisitions;

●	penalties and market withdrawal associated with any unanticipated problems with product candidates and failure to comply with labeling and other restrictions;

●	expenses associated with compliance with ongoing regulatory obligations and successful continuing regulatory review;

●	market acceptance of our product candidates and ability to identify or discover additional product candidates;

●	our ability to obtain high titers for specific phage cocktails necessary for preclinical and clinical testing;

●	the availability of specialty raw materials;

●	the ability of our product candidates to demonstrate requisite safety and tolerability for cosmetics, safety and efficacy for drug products, or safety, purity and potency for biologics without causing adverse effects;

●	the success of expected future advanced clinical trials of our product candidates;

●	our ability to obtain required regulatory approvals;

●	our ability to enroll patients in clinical trials and achieve anticipated development milestones when expected;

●	delays in developing manufacturing processes for our product candidates;

●	competition from similar technologies, products that are more effective, safer or more affordable than our product candidates or products that obtain marketing approval before our product candidates;

●	the impact of unfavorable pricing regulations, third-party reimbursement practices or health care reform initiatives on our ability to sell product candidates or therapies profitably;

●	protection of our intellectual property rights and compliance with the terms and conditions of current and future licenses with third parties;

●	infringement on the intellectual property rights of third parties and claims for remuneration or royalties for assigned service invention rights;

●	our ability to acquire, in-license or use proprietary rights held by third parties necessary to our product candidates or future development candidates;

●	ethical, legal and social concerns about synthetic biology and genetic engineering that may adversely affect market acceptance of our product candidates;

●	reliance on third-party collaborators;

●	our ability to manage the growth of the business;

●	our ability to attract and retain key employees or to enforce the terms of noncompetition agreements with employees;

●	the failure to comply with applicable laws and regulations;

●	potential security breaches, including cybersecurity incidents;

●	political, economic and military instability in the State of Israel; and
●	other factors described in the documents incorporated by reference in this prospectus.

The factors discussed herein, including those risks described under the heading “Risk Factors” herein and in the documents we incorporate by reference could cause actual results and developments to be materially different from those expressed in or implied by such statements.  In addition, historic results of scientific research, clinical and preclinical trials do not guarantee that the conclusions of future research or trials would not suggest different conclusions.  Also, historic results referred to this prospectus and the documents we incorporate by reference may be interpreted differently in light of additional research, clinical and preclinical trials results.  Except as required by law we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

USE OF PROCEEDS

All of the shares of Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $40,250,000 from the exercise of Public Warrants, assuming the exercise in full of all of the Public Warrants for cash. If the Private Placement Warrants are no longer held by the initial purchasers or their affiliates, we will redeem such Private Placement Warrants and we will also receive proceeds of $33,350,000 from the exercise of the Private Placement Warrants if they are all exercised for cash at an exercise price of $11.50 per share of Common Stock. We expect to use the net proceeds from the exercise of the Warrants for research and product development activities, clinical trial activities, manufacturing for clinical trials and for preparing our product candidates for commercialization, marketing and business development, investment in capital equipment and infrastructure and for working capital and other general corporate purposes.

DILUTION

The Selling Securityholders are offering for resale up to 22,023,881 shares of Common Stock and 2,900,000 Private Placement Warrants. The resale of the current outstanding shares of Common Stock under this prospectus will not dilute the ownership interests of existing stockholders. To the extent the Private Placement Warrants are exercised, existing stockholders will experience dilution to their ownership interests in the Company.

SELLING SECURITYHOLDERS

Up to 22,023,881 shares of Common Stock may be offered for resale, from time to time, by the Selling Securityholders under this prospectus, which consist of (a) 3,500,000 shares of Common Stock that may be issued upon the exercise of 7,000,000 Public Warrants originally sold as part of the units offered in our IPO and which entitle the holder to purchase one-half (1/2) of a share of Common Stock at an exercise price of $11.50 per whole share of Common Stock, (b) 2,900,000 shares of Common Stock that may be issued upon the exercise of 2,900,000 Private Placement Warrants issued in a private placement that closed simultaneously with the consummation of the IPO, which entitle the holder to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, (c) 13,886,381 shares of Common Stock issued in a private placement in connection with the consummation of the Business Combination and (d) 1,737,500 shares of Common Stock sold in one or more private placements prior to the IPO.

In addition, certain Selling Securityholders may offer and sell, from time to time, the 2,900,000 Private Placement Warrants covered by this prospectus. The securities being registered by the registration statement of which this prospectus forms a part are being registered pursuant to registration rights granted to the Selling Securityholders in connection with our initial organization, the IPO and/or the Business Combination. See the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

Other than the relationships described in certain footnotes to the tables below, to our knowledge, within the past three years none of the Selling Securityholders has held a position as an officer or a director of ours, nor has any Selling Securityholder had any material relationship of any kind with us or any of our affiliates.

Any Selling Securityholders who are affiliates of broker-dealers and any participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such Selling Securityholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. To our knowledge, other than as described in certain footnotes to the tables below, none of the Selling Securityholders are affiliates of broker-dealers and there are no participating broker-dealers.

The term “Selling Securityholders” also includes any transferees, pledgees, donees, or other successors in interest to the Selling Securityholders named in the tables below.

The following tables set forth, with respect to each Selling Securityholder, the number of shares of Common Stock and Private Placement Warrants (i) known to us to be beneficially owned as of November 30, 2020, (ii) being offered hereby and (iii) beneficially owned after giving effect to the sale by the Selling Securityholder of all of its Offered Securities. The number of shares of Common Stock set forth in the following table as beneficially owned as of November 30, 2020 and being offered hereby includes shares issuable upon the exercise of our Private Placement Warrants. The immediately following table also sets forth the percentage of Common Stock beneficially owned by a Selling Securityholder after giving effect to the sale by the Selling Securityholder of all Offered Securities, based on 23,247,052 shares of Common Stock outstanding as of November 30, 2020.

The Selling Securityholders are not making any representation that any shares of Common Stock or Private Placement Warrants covered by this prospectus will be offered for sale. Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of their securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the tables is presented.

For purposes of the tables below, we have assumed upon termination of this offering none of the Offered Securities will be beneficially owned by the Selling Securityholders, and we have further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering.

We may amend or supplement this prospectus from time to time in the future to update or change this Selling Securityholders list and the securities that may be resold.

Common Stock

	Number of Shares of Common Stock Beneficially	Number of Shares of Common Stock Offered	Shares of Common Stock Beneficially Owned After Completion of the Offering(1)
Name	Owned(1)	Hereby	Number	Percentage[1]
Takeda Ventures, Inc. (2)	2,470,935	2,121,367	349,568	1.50%
Johnson & Johnson Innovation – JJDC, Inc. (3)	2,133,402	1,831,577	301,825	1.30%
OrbiMed Israel Partners, LP (4)	1,672,150	1,325,087	347,063	1.49%
8VC Fund I, L.P. (5)	1,068,810	868,192	200,618	*
Jonas Grossman (6)	995,027	995,027	0	-
Kerry Propper (7)	892,557	892,557	0	-
SBI JI Innovation Fund LP (8)	807,717	693,479	114,238	*
RMGP Bio-Pharma Investment Fund, L.P. (9)	798,898	685,837	113,061	*
Telmina Ltd. (10)	798,898	685,837	113,061	*
Yeda Research & Development Co. Ltd. (11)	792,406	792,406	0	-
Hans W. Schoepflin Trust (12)	731,848	628,325	103,523	*
Health For Life Capital S.C.A. Sicar (13)	688,552	589,347	99,205	*
OrbiMed Israel Incubator Limited Partnership (4)	641,339	641,339	0	-
Steven Urbach (14)	576,919	576,919	0	-
Dr. Gbola Amusa (15)	514,061	514,061	0	-
Chong Kun Dang Pharmaceutical Corp. (16)	499,324	428,648	70,676	*
Mirae Asset Capital Co. Ltd. (17)	466,037	466,037	0	-
George Kaufman (18)	422,422	422,422	0	-
Health For Life Capital FPCI - Alpha Compartment (13)	400,066	342,424	57,642	*
Handok Inc.	399,399	342,919	56,480	*
Shai Gerson (19)	392,239	392,239	0	-
8VC Angel Fund I, L.P. (20)	346,668	346,668	0	-
KB Digital Innovation Investment Fund Limited Partnership (21)	359,250	359,250	0	-
Mirae Asset-Celltrion New Growth Fund I(17)	262,006	262,006	0	-
KB Investment Co., Ltd.(21)	239,498	239,498	0	-
MMCAP International Inc. SPC Mourant Governance Services (Cayman) Limited (22)	107,242	107,242	0	-
Ron Glickman (23)	143,451	143,451	0	-
Scott Blakeman (24)	102,995	102,995	0	-
Joo Won Rhee	79,880	68,584	11,296	*
Shuqin Zheng (25)	74,267	74,267	0	-
Joo Ah Rhee	59,936	51,439	8,497	*
Joo Kyung Rhee	59,937	51,439	8,498	*
BPY Limited (26)	91,810	55,000	36,810	*
Shaner Zhang (27)	50,130	50,130	0	-
Elliot Gnedy (28)	44,634	44,634	0	-
Vim DeAlwis (29)	40,193	40,193	0	-
Rafi Gidron	38,118	38,118	0	-
Baruch Family Revocable Trust	37,310	37,310	0	-
Emily Levine (30)	31,550	31,550	0	-
Michael Marrus (31)	27,850	27,850	0	-
Zafa II LLC (32)	25,000	25,000	0	-
Marc Urbach (33)	18,567	18,567	0	-
8VC Entrepreneurs Fund I, L.P. (5)	17,381	14,119	3,262	*
Guy Barudin (34)	15,200	15,200	0	-
James O'Day (35)	12,770	12,770	0	-
Dan Smith (36)	9,284	9,284	0	-
Sherman Williams (37)	9,284	9,284	0	-
Guy Harmelin	8,740	8,740	0	-
8VC Angel Fund I Associates, L.P. (20)	8,159	8,159	0	-
Eric Kusseluk (38)	7,500	7,500	0	-
Jewish Communal Fund (39)	7,500	7,500	0	-
Richard Giroux	7,500	7,500	0	-
CFAM 2017 LLC (40)	4,896	4,286	610	*
Linkesh Swaminathan (41)	2,700	2,700	0	-
Caitlin Maloney (42)	2,200	2,200	0	-
Alon Hirsch	1,702	1,702	0	-
Omar Khalil (43)	1,700	1,700	0	-
Total	20,519,814	18,523,881	1,995,933	4.29%

*	Less than 1%.

(1)	The amounts and percentages of Common Stock beneficially owned are determined in accordance with the SEC’s rules, pursuant to which a person is deemed to be a “beneficial owner” of a security if that person has or shares voting and investment power or has the right to acquire such power within 60 days through exercise of any option, warrant or other right. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock.
(2)	Takeda Pharmaceutical Company Limited beneficially owns the 2,470,935 shares held by Takeda Ventures, Inc., a wholly-owned indirect subsidiary of Takeda Pharmaceutical Company Limited. Takeda Ventures, Inc. is owned directly by Takeda Pharmaceuticals U.S.A., Inc., which is owned directly by both Takeda Pharmaceutical Company Limited (58.09%) and Takeda Pharmaceuticals International AG (41.91%). Takeda Pharmaceuticals International AG is a wholly-owned direct subsidiary of Takeda Pharmaceutical Company Limited. Robbie Woodman, an employee of Takeda Ventures, Inc., served as a member of the Board of Directors of the Company until May 5, 2020.
(3)	A representative of Johnson & Johnson Innovation – JJDC, Inc. served as a board member of BiomX Ltd. until October 28, 2019.

(4)	1,672,150 shares are held directly by OrbiMed Israel Partners Limited Partnership (“OIP LP”) and 641,339 shares are held directly by OrbiMed Israel Incubator Limited Partnership (“OII LP”). OrbiMed Israel GP Ltd. (“OrbiMed Israel”) is the general partner of OrbiMed Israel BioFund GP Limited Partnership (“OrbiMed BioFund”), which is the general partner of each of OIP LP and OII LP. By virtue of such relationships, OrbiMed Israel and OrbiMed BioFund may be deemed to have voting and investment power over the securities held by OIP LP and OII LP, as a result may be deemed to have beneficial ownership over such securities. OrbiMed Israel exercises investment and voting power through an investment committee comprised of Carl L. Gordon, Jonathan T. Silverstein, Nissim Darvish, Anat Naschitz and Erez Chimovits. Messrs. Gordon, Silverstein Darvish, Naschitz and Chimovits and OrbiMed Israel disclaim beneficial ownership of the shares held by the OIP LP and OII LP except to the extent of his or its pecuniary interest therein, if any. Erez Chimovits, an employee at OrbiMed Israel Partners Ltd., an affiliate of OrbiMed Israel Partners, LP , served as a member of the Board of Directors of the Company until October 2, 2020.

(5)	The shares held directly by 8VC Fund I, L.P. and 8VC Entrepreneurs Fund I, L.P. (together, the “8VC Fund I Entities”) are indirectly held by 8VC GP I, LLC (“8VC GP I”), the general partner of the 8VC Fund I Entities, which has voting and dispositive power with respect to the shares held by the 8VC Fund I Entities. The managing member of 8VC GP I is Joe Lonsdale. Mr. Lonsdale and 8VC GP I disclaim beneficial ownership of the shares held by the 8VC Fund I Entities except to the extent of his or its pecuniary interest therein.
(6)	The number of shares of Common Stock beneficially owned by Jonas Grossman consists of 328,717 shares of our Common Stock and 666,310 shares of our Common Stock issuable upon exercise of 666,310 warrants. Mr. Grossman is a member of our Board of Directors. Mr. Grossman is an affiliate of a broker dealer.
(7)	The number of shares of Common Stock beneficially owned by Kerry Propper consists of 260,771 shares of our Common Stock and 631,786 shares of our Common Stock issuable upon exercise of 631,786 warrants. Mr. Propper is an affiliate of a broker dealer.

(8)	SBI JI Holdings, Inc. is traded in Japan.
(9)	Yaron Breski, a partner at RMGP Bio-Pharma Investment Fund, L.P., served as a member of the Board of Directors of the Company until October 2, 2020. Mr. Bruce Roberts, Ted Moon, Yaron Breski, Asset Kovet, and Min Shin have voting and investment control over the shares held by RMGP Bio-Pharma Investment Fund, L.P.
(10)	The 798,898 shares held by Telmina Ltd. are in the account of its parent company, Centaurus Investments Limited.
(11)	The number of shares of Common Stock beneficially owned by Yeda Research & Development Co. Ltd. includes 598,998 shares of our Common Stock issuable upon exercisable of 598,998 warrants.
(12)	Mr. Hans W. Schoepflin has voting and investment control over the shares held by Hans W. Schoepflin Trust.
(13)	Dr. Eric de la Fortelle, who through his management company Health Opportunities GmbH (Switzerland) has a contractual relationship as Venture Partner with Seventure Partners (fund manager for Health For Life Capital S.C.A. Sicar and Health For Life Capital FPCI - Alpha Compartment), served as a member of the Board of Directors of BiomX Ltd. from December 2018 to October 2019. Ms. Isabelle de Cremoux has voting and investment control over the shares held by Health For Life Capital S.C.A. Sicar and Health For Life Capital FPCI - Alpha Compartment.
(14)	The number of shares of Common Stock beneficially owned by Steven Urbach consists of 179,895 shares of our Common Stock and 397,024 shares of our Common Stock issuable upon exercise of 397,024 warrants. Mr. Urbach is an affiliate of a broker dealer.
(15)	The number of shares of Common Stock beneficially owned by Dr. Gbola Amusa, consists of 237,871 shares of our Common Stock and 276,190 shares of our Common Stock issuable upon exercise of 276,190 warrants. Dr. Amusa is a member of our Board of Directors. Dr. Amusa is an affiliate of a broker dealer.
(16)	Mr. Young Joo Kim has voting and investment control over the shares held by Chong Kun Dang Pharmaceutical Corp.
(17)	Mr. Ji Kuang Chung has voting and investment control over the shares held by Mirae Asset Capital Co. Ltd. and Mirae Asset-Celltrion New Growth.
(18)	The number of shares of Common Stock beneficially owned by George Kaufman, consists of 153,136 shares of our Common Stock and 269,286 shares of our Common Stock issuable upon exercise of 269,286 warrants. Mr. Kaufman is an affiliate of a broker dealer.
(19) (20)

The number of shares of Common Stock beneficially owned by Shai Gerson, consists of 122,953 shares of our Common Stock and 269,286 shares of our Common Stock issuable upon exercise of 269,286 warrants. Mr. Gerson is an affiliate of a broker dealer.

The shares held directly by 8VC Angel Fund I, L.P. and 8VC Angel Fund I Associates, L.P. (both, the “8VC Angel Fund Entities”) are indirectly beneficially owned by 8VC Angel GP I, LLC (“8VC Angel GP”), the general partner of the 8VC Angel Fund Entities, which has voting and dispositive power with respect to the shares held by the 8VC Angel Fund Entities. The managing members of 8VC Angel GP are Jake Medwell, Drew Oetting and Kimberly Scotti. Messrs. Medwell and Oetting, Ms. Scotti and 8VC Angel GP disclaim beneficial ownership of the shares held by the 8VC Angel Fund Entities except to the extent of his, her or its pecuniary interest therein.

(21)	Mr. Jong Pil Kim (CEO) and Mr. Jong Sin Lee (CFO) has voting and investment control over the shares held by KB Investment Co., Ltd. and KB Digital Innovation Investment Fund Limited Partnership.
(22)	Mr. Matthew Maclsaac, has investment control over the shares held by MMCAP International Inc. SPC Mourant Governance Services (Cayman) Limited.
(23)	The number of shares of Common Stock beneficially owned by Ron Glickman consists of 39,880 shares of our Common Stock and 103,571 shares of our Common Stock issuable upon exercise of 103,571 warrants. Mr. Glickman is an affiliate of a broker dealer.
(24)	The number of shares of Common Stock beneficially owned by Scott Blakeman, consists of 33,947 shares of our Common Stock and 69,048 shares of our Common Stock issuable upon exercise of 69,048 warrants. Mr. Blakeman is an affiliate of a broker dealer.
(25)	The number of shares of Common Stock beneficially owned by Shuqin Zheng consists of 19,030 shares of our Common Stock and 55,237 shares of our Common Stock issuable upon exercise of 55,237 warrants.
(26)	The number of shares of Common Stock beneficially owned by BPY Limited consists of 55,000 shares of our Common Stock and 36,810 shares of our Common Stock issuable upon exercise of 73,620 warrants.
(27) (28)

The number of shares of Common Stock beneficially owned by Shaner Zhang consists of 12,845 shares of our Common Stock and 37,285 shares of our Common Stock issuable upon exercise of 37,285 warrants.

The number of shares of Common Stock beneficially owned by Elliot Gnedy consists of 17,015 shares of our Common Stock and 27,619 shares of our Common Stock issuable upon exercise of 27,619 warrants. Mr. Gnedy is an affiliate of a broker dealer.

(29)	The number of shares of Common Stock beneficially owned by Vim DeAlwis consists of 16,026 shares of our Common Stock and 24,167 shares of our Common Stock issuable upon exercise of 24,167 warrants. Mr. DeAlwis is an affiliate of a broker dealer.
(30)	The number of shares of Common Stock beneficially owned by Emily Levine consists of 10,836 shares of our Common Stock and 20,714 shares of our Common Stock issuable upon exercise of 20,714 warrants. Ms. Levine is an affiliate of a broker dealer.
(31)	The number of shares of Common Stock beneficially owned by Michael Marrus consists of 7,136 shares of our Common Stock and 20,714 shares of our Common Stock issuable upon exercise of 20,714 warrants. Mr. Marrus is an affiliate of a broker dealer.
(32)	Mr. Henry Zachs and Mr. Eric Zachs have voting and investment control over the shares held by Zafa II LLC.
(33)	The number of shares of Common Stock beneficially owned by Marc Urbach consists of 4,757 shares of our Common Stock and 13,810 shares of our Common Stock issuable upon exercise of 13,810 warrants. Mr. Urbach is an affiliate of a broker dealer.
(34)	Mr. Barudin is an affiliate of a broker dealer.
(35)	The number of shares of Common Stock beneficially owned by James O'Day consists of 8,627 shares of our Common Stock and 4,143 shares of our Common Stock issuable upon exercise of 4,143 warrants. Mr. O'Day is an affiliate of a broker dealer.
(36)	The number of shares of Common Stock beneficially owned by Dan Smith consists of 2,379 shares of our Common Stock and 6,905 shares of our Common Stock issuable upon exercise of 6,905 warrants. Mr. Smith is an affiliate of a broker dealer.
(37)	The number of shares of Common Stock beneficially owned by Sherman Williams consists of 2,379 shares of our Common Stock and 6,905 shares of our Common Stock issuable upon exercise of 6,905 warrants.
(38)	Mr. Kusseluk served as a board member of the Company until October 2019.
(39)	Ms. Susan F. Dickman, Ms. Beth Wohlgelernter and Mr. Saul Wadowski have voting and investment control over the shares held by the Jewish Communal Fund.
(40)	Mr. Neil L. Cohen has voting and investment control over the shares held by CFAM 2017 LLC.
(41)	Mr. Swaminathan is an affiliate of a broker dealer.
(42)	Caitlin Maloney is an affiliate of a broker dealer.
(43)	Mr. Khalil is an affiliate of a broker dealer.

Private Placement Warrants

	Number of Private Placement Warrants Beneficially	Number of Private Placement Warrants Offered	Private Placement Warrants Beneficially Owned After Completion of the Offering
Name	Owned(1)	Hereby	Number	Percentage
Jonas Grossman (2)	666,310	666,310	0	-
Kerry Propper (3)	631,786	631,786	0	-
Steven Urbach (4)	397,024	397,024	0	-
Dr. Gbola Amusa (5)	276,190	276,190	0	-
George Kaufman (6)	269,286	269,286	0	-
Shai Gerson (7)	269,286	269,286	0	-
Ron Glickman (8)	103,571	103,571	0	-
Scott Blakeman (9)	69,048	69,048	0	-
Shuqin Zheng	55,237	55,237	0	-
Shaner Zhang	37,285	37,285	0	-
Elliot Gnedy (10)	27,619	27,619	0	-
Vim DeAlwis (11)	24,167	24,167	0	-
Emily Levine (12)	20,714	20,714	0	-
Michael Marrus (13)	20,714	20,714	0	-
Marc Urbach (14)	13,810	13,810	0	-
Dan Smith (15)	6,905	6,905	0	-
Sherman Williams	6,905	6,905	0	-
James O'Day (16)	4,143	4,143	0	-
Total	2,900,000	2,900,000	0	-

(1)	Represents warrants to purchase a total of 2,900,000 shares of Common Stock initially held by Mountain Wood, LLC, which owns approximately 67.96% of the Sponsor. All of these warrants were distributed to the Selling Securityholders, as set forth in the above table.
(2)	Mr. Grossman is a member of our Board of Directors and is an affiliate of a broker dealer.
(3)	Mr. Propper is an affiliate of a broker dealer.
(4)	Mr. Urbach is an affiliate of a broker dealer.
(5)	Dr. Amusa is a member of our Board of Directors and is an affiliate of a broker dealer.
(6)	Mr. Kaufman is an affiliate of a broker dealer.
(7)	Mr. Gerson is an affiliate of a broker dealer.
(8)	Mr. Glickman is an affiliate of a broker dealer.
(9)	Mr. Blakeman is an affiliate of a broker dealer.
(10)	Mr. Gnedy is an affiliate of a broker dealer.
(11)	Mr. DeAlwis is an affiliate of a broker dealer.
(12)	Ms. Levine is an affiliate of a broker dealer.
(13)	Mr. Marrus is an affiliate of a broker dealer.
(14)	Mr. Urbach is an affiliate of a broker dealer.
(15)	Mr. Smith is an affiliate of a broker dealer.
(16)	Mr. O'Day is an affiliate of a broker dealer.

PLAN OF DISTRIBUTION

We are registering the resale of Common Stock and Private Placement Warrants, offered by this prospectus on behalf of the Selling Securityholders. The Selling Securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Common Stock and Private Placement Warrants received after the date of this prospectus from a Selling Securityholder as a gift, pledge, limited liability company or partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their securities on any stock exchange, market or trading facility on which such securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of their securities or interests therein:

●	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

●	in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	through the settlement of short sales (including short sales “against the box”), in each case subject to compliance with the Securities Act and other applicable securities laws;

●	through one or more underwriters in a public offering on a firm commitment or best-efforts basis;

●	an exchange distribution in accordance with the rules of the applicable exchange, if any;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	broker-dealers may agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

●	directly to one or more purchasers;

●	in other ways not involving market makers or established trading markets;

●	by pledge to secure debts and other obligations;

●	through agents; or

●	in any combination of the above or by any other legally available means.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer their securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The Selling Securityholders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealers or other financial institutions of securities offered by this prospectus, which securities such broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).The aggregate proceeds to the Selling Securityholders from the sale of the securities offered by them will be the purchase price of the security less discounts or commissions, if any. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their securities to be made directly or through agents. We will not receive any of the proceeds from the resale of securities being offered by the Selling Securityholders named herein. However, we will receive proceeds from the exercise of the Warrants if they are exercised by a holder thereof.

The Selling Securityholders also may resell all or a portion of their securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Securityholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the securities to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

DESCRIPTION OF SECURITIES

General

Our Amended and Restated Certificate of Incorporation, as amended, currently authorizes the issuance of 60,000,000 shares of Common Stock, and 1,000,000 shares of preferred stock, par value $0.0001. As of November 30, 2020, 23,247,052 shares of Common Stock were issued and outstanding. The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all the information that is important to you.

Common Stock

Our holders of record of our Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of Common Stock. There is no cumulative voting with respect to the election of directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by our Board of Directors out of funds legally available therefor.

We have not paid any cash dividends on our Common Stock to date and do not intend to pay cash dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board of Directors at such time.

Preferred Stock

There are no shares of preferred stock outstanding. Our Amended and Restated Certificate of Incorporation authorizes the issuance of 1,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we reserve the right to do so in the future. No shares of preferred stock are being issued or registered hereunder.

Warrants

As of November 30, 2020, we have 7,000,000 Public Warrants and 2,900,000 Private Placement Warrants outstanding.

Each Public Warrant entitles the registered holder to purchase one-half (1/2) of a share of Common Stock at a price of $11.50 per whole share, subject to adjustment as discussed below, at any time commencing on December 18, 2019. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares. This means that only an even number of Public Warrants may be exercised at any given time by a warrantholder. However, no Public Warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to such shares of Common Stock. The warrants will expire five years from the closing of the Business Combination at 5:00 p.m., New York City time.

The Private Placement Warrants are identical to the Public Warrants underlying the Public Units issued in our IPO except that (i) each Private Placement Warrant is exercisable for one share of Common Stock at an exercise price of $11.50 per share, and (ii) such Private Placement Warrants are exercisable for cash (even if this registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

We may call the outstanding Public Warrants for redemption (but not the Private Placement Warrants), in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the Public Warrants are exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrantholder,

●	if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $16.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrantholders, and

●	if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Public Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

The redemption criteria for our Warrants have been established at a price which is intended to provide warrantholders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the Public Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. Whether we will exercise our option to require all holders to exercise their Public Warrants on a “cashless basis” will depend on a variety of factors including the price of our Common Stock at the time the Public Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then-outstanding Warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of shares of Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The warrantholders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no Public Warrants will be exercisable for cash and we will not be obligated to issue shares of Common Stock unless at the time a holder seeks to exercise such Warrant, a prospectus relating to the shares of Common Stock issuable upon exercise of the warrants is current and the shares of Common Stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the shares of Common Stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such Warrant exercise. If the prospectus relating to the shares of Common Stock issuable upon the exercise of the Warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, we will not be required to net cash settle or cash settle the Warrant exercise, the warrants may have no value, the market for the warrants may be limited and the Warrants may expire worthless.

Warrantholders may elect to be subject to a restriction on the exercise of their Warrants such that an electing warrantholder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the shares of Common Stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrantholder.

Contractual Arrangements with respect to the Private Placement Warrants

We have agreed that so long as the Private Placement Warrants are still held by the initial purchasers or their affiliates, we will not redeem such Private Placement Warrants and we will allow the holders to exercise such Private Placement Warrants on a cashless basis. However, once any of the foregoing Private Placement Warrants are transferred from the initial purchasers or their affiliates, these arrangements will no longer apply.

Our Transfer Agent and Warrant Agent

The transfer agent for our shares of Common Stock and warrant agent for our Warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

We are subject to the provisions of Section 203 of the General Corporation Law of Delaware regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 10% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our Board of Directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by our Board of Directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Special meeting of stockholders

Our Amended and Restated Bylaws provide that special meetings of our stockholders may be called only by a majority vote of our Board of Directors, or by our chief executive officer.

Classified Board of Directors

Our Board of Directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. This system of electing Directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the Directors.

Advance notice requirements for stockholder proposals and director nominations

Our Amended and Restated Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice to bring matters before our annual meeting of stockholders needs to be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders, and a stockholder’s notice to nominate candidates for election as directors needs to be delivered to the Company not less than 120 days prior to any meeting of stockholders called for the election of directors. Our Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of Common Stock then outstanding; or

●	the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

For purposes of the six-month holding period requirement of Rule 144, a person who beneficially owns restricted shares of our Common Stock issued pursuant to a cashless exercise of a Warrant shall be deemed to have acquired such shares, and the holding period for such shares shall be deemed to have commenced, on the date the Warrant was originally issued.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

The Company filed its “Form 10 Information” with SEC on November 1, 2019 by filing a Current Report on Form 8-K to report the closing of the Business Combination and related matters, as amended and supplemented by Current Reports on Form 8-K/A filed by the Company on November 4 and 13, 2019.

Registration Rights Agreement

The holders of our (i) Public Shares issued and outstanding on the date of this prospectus, (ii) Private Placement Warrants (and underlying securities) and any securities issued to our initial stockholders, officers, directors or their affiliates in payment of working capital loans made to us, (iii) Public Warrants, (iv) shares of Common Stock issued in connection with the Business Combination and underlying warrants issued in exchange for BiomX warrants and (v) shares of Common Stock subject to stockholder purchase agreements to the extent not registered, are entitled to registration rights pursuant to an agreement signed as of the effective date of this offering. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the Public Shares and Public Warrants can elect to exercise these registration rights at any time commencing three months prior to the date on which these Public Shares and Public Warrants are released from escrow. The holders of a majority of the Private Placement Warrants (and underlying securities), securities issued in payment of working capital loans (or underlying securities), shares of Common Stock issued in connection with the Business Combination and underlying warrants issued in exchange for BiomX warrants and shares of Common Stock subject to stockholder purchase agreements to the extent not registered, can elect to exercise these registration rights at any time. In addition, the holders have certain “piggy-back” registration rights with respect to this registration statement. We will bear the expenses incurred in connection with the filing of this registration statement.

In connection with the closing of the Business Combination, on October 28, 2019, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with certain stockholders of BiomX.

Under the Registration Rights Agreement, the stockholders were granted registration rights that obligate us to register for resale under the Securities Act, all or any portion of the shares of Common Stock issued as consideration in the Business Combination (the “Registrable Securities”) on or after the six-month anniversary of the Closing Date upon the demand of the holders of 25% of the Registrable Securities; provided that we shall not be obligated to effect more than an aggregate of two demands for registration under the Registration Rights Agreement.

In addition, if at any time on or after the Closing Date, we propose to file a registration statement under the Securities Act with respect to an offering of equity securities (or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities), we shall give written notice of such proposed filing to the holders of the Registrable Securities and offer them an opportunity to register the sale of such number of Registrable Securities as such holders may request in writing, subject to the rights of other persons having registration rights with respect to shares of Common Stock pursuant to written contractual “piggy-back” registration rights and customary cut-backs.

In addition, subject to certain exceptions, the holders of the Registrable Securities are entitled under the Registration Rights Agreement to request in writing that we register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration that may be available at such time.

We agreed to use our best efforts to effect the registration and sale of such Registrable Securities as expeditiously as possible.

Under the Registration Rights Agreement, we agreed to indemnify the holders of Registrable Securities and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents and control persons from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact in any registration statement or prospectus pursuant to which the sale of such Registrable Securities is registered under the Securities Act, unless such liability arises from any untrue statement or allegedly untrue statement or omission or alleged omission made in such registration statement or prospectus in reliance upon and in conformity with information furnished to us by such selling holder expressly for use therein. Each selling holder of Registrable Securities, including Registrable Securities in any registration statement or prospectus, agreed to indemnify us and certain persons or entities related to the Company, such as our officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.

LEGAL MATTERS

The validity of the securities offered by this prospectus was passed upon for us by Mayer Brown LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by Brightman Almagor Zohar & Co., a Firm in the Deloitte Global Network, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

●	Our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 26, 2020;

●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 as filed with the SEC on May 14, 2020, August 13, 2020 and November 12, 2020, respectively;

●	Our Current Reports on Form 8-K filed with the SEC on April 7, 2020, May 5, 2020, June 8, 2020, October 5, 2020 and December 4, 2020;

●	The information identified as incorporated by reference under Items 10, 11, 12, 13 and 14 of Part III of our Annual Report on Form 10-K for the year ended December 31, 2019, from our definitive Proxy Statement and definitive proxy statement for our 2020 annual meeting of stockholders filed with the SEC on April 21, 2020; and

●	The descriptions of our common stock, warrants and units contained in the Registration Statement on Form 8-A filed on December 13, 2018, under the Exchange Act, including any amendment or report filed or to be filed for the purpose of updating such descriptions.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the filing of the registration statement of which this prospectus forms a part and prior to its effectiveness and (2) until all of the securities to which this prospectus relates has been sold or the offering is otherwise terminated, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not to be considered “filed” under the Exchange Act, will be deemed to be incorporated by reference in this prospectus and any accompanying prospectus supplement and to be a part hereof from the date of filing of such documents.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at 7 Pinhas Sapir St., Floor 2, Ness Ziona, 7414002, Israel, Attention: Ms. Marina Wolfson, or +972 723942377, respectively.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.biomx.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus. These reference to websites are inactive textual references only, and are not hyperlinks.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiary and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC’s website.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be (or have been) borne by us. All amounts shown are estimates except the SEC registration fee.

SEC registration fee		$36,008.36
Transfer agent’s fees and expenses	$	*
Printing expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*
Total expenses	$	*

*	Estimated expenses not presently known.

Item 15.	Indemnification of Directors and Officers.

Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)	To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)	Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)	Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)	A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)	For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)	For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)	The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)	The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our certificate of incorporation provides that no director shall be personally liable to it or any of its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. The effect of this provision of our certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on its behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of the registrant’s certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our certificate of incorporation also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by our certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as our officer or director) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our certificate of incorporation may have or hereafter acquire under law, our certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our certificate of incorporation will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our certificate of incorporation.

Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our certificate of incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect ourselves and/or any of our director, officer, employee or agent or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

In addition, we are party to indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by the DGCL against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 16.	Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit	Description
2.1	Merger Agreement (Incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed by the registrant on July 17, 2019)
2.2	Amendment Agreement to the Merger Agreement (Incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed by the registrant on October 11, 2019)
4.1	Composite Copy of Amended and Restated Certificate of Incorporation of the Company, effective on December 11, 2018, as amended to date (Incorporated by reference to Exhibit 3.1 to the registrant’s Periodic Report on Form 10-Q filed by the registrant on August 13, 2020)
4.2	Amended and Restated Bylaws of the Company, effective as of October 28, 2019 (Incorporated by reference to Exhibit 3.3 to the registrant’s Current Report on Form 8-K filed by the registrant on November 1, 2019)
4.3	Specimen Unit Certificate (Incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1/A filed by the registrant on December 4, 2018)
4.4	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form S-1/A filed by the registrant on December 4, 2018)
4.5	Specimen Warrant Certificate (Incorporated by reference to Exhibit 4.3 to the registrant’s Registration Statement on Form S-1/A filed by the registrant on December 4, 2018)
4.6	Warrant Agreement, dated December 13, 2018 between Continental Stock Transfer & Trust Company and the registrant (Incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed by the registrant on December 19, 2018)
5.1*	Opinion of Mayer Brown LLP regarding the Offered Securities
23.1	Consent of Brightman Almagor Zohar & Co., independent registered public accounting firm
23.2*	Consent of Mayer Brown LLP (included in Exhibit 5.1)
24.1*	Power of attorney

*	Previously filed.

Item 17.	Undertakings

(a)

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus, if eligible, relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)	The portion of any other free writing prospectus, if eligible, relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ness Ziona, Israel, on this 4th day of December, 2020.

BIOMX INC.

By	/s/ Jonathan Solomon
Jonathan Solomon
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
*	Chairman of the Board of Directors	December 4, 2020
Dr. Russell Greig
/s/ Jonathan Solomon	Chief Executive Officer	December 4, 2020
Jonathan Solomon	(Principal Executive Officer) and Director
/s/ Marina Wolfson	Senior Vice President for Finance and Operations	December 4, 2020
Marina Wolfson	(Principal Financial Officer and Principal Accounting Officer)

*	Director	December 4, 2020
Dr. Gbola Amusa
*	Director	December 4, 2020
Jonas Grossman
/s/ Dr. Alan Moses	Director	December 4, 2020
Dr. Alan Moses
/s/ Paul Sekhri	Director	December 4, 2020
Paul Sekhri
*	Director	December 4, 2020
Lynne Sullivan

* As Attorney-in-Fact

/s/ Jonathan Solomon
Jonathan Solomon

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